Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Auto Search Cars, Inc.

We hereby consent to the use in this Post Effective Registration Statement amendment No.1 on form S-1 of our report dated March 31, 2009, relating to the balance sheet of Auto Search Cars, Inc. (A Development Stage Company) as of December 31, 2008 and the related statements of operations, changes in stockholder’s deficiency, and cash flows for the period February 1, 2008 (inception) to December 31, 2008, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Bernstein & Pinchuk LLP

New York, New York
December 16, 2009